UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2006

ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-11288	39-0168619
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

6100 North Baker Road

Milwaukee, WI 53209

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (414) 352-4160

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 7, 2006, the shareholders of Actuant Corporation (the “Company”) approved the Long Term Incentive Plan (the “Plan”) at a special meeting of shareholders. The Plan was previously approved by the Company’s Board of Directors on April 5, 2006, subject to shareholder approval. The summary of the Plan set forth in this Item 1.01 is qualified in its entirety by reference to the Plan, a copy of which is filed as an Exhibit 10.25 to this Form 8-K and incorporated herein by reference. All definitions not otherwise defined in this Item 1.01 are set forth in the Plan.

The purpose of the Plan is to provide an incentive for key officers of the Company to improve corporate performance on a long-term basis by providing each participating officer with an opportunity to receive a cash incentive payment based on the growth of the Common Stock price of the Company. The Plan is a nonqualifed deferred compensation plan subject to the provisions of Internal Revenue Code Section 409A. The following key officers are eligible to participate in the Plan: Robert Arzbaecher, William Blackmore, Mark Goldstein and Andrew Lampereur. The Plan covers a performance measurement period of eight plan years. A plan year is the 12-month period beginning on May 1 and ending the following April 30. The amount of compensation to be paid to the participants in the Plan will be based upon the achievement of an economic performance measure during the performance period as follows: at any time during the eight year measurement period, the “fair market value” of the Company’s Common Stock is at least $100 per share and remains at or above $100 for 30 consecutive trading days. The Plan defines “fair market value” as the mean of the high and low sales prices recorded in composite transactions on the New York Stock Exchange.

In the event of a sale of over 50% of the outstanding shares of stock of the Company, the performance target shall be deemed achieved if the consideration received by the selling shareholders as a result of the change in control is at least $100 per share. The stock price performance target may be equitably adjusted, at the discretion of the Compensation Committee, to give effect to any stock dividend or distribution, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares.

The overall pool amount under the Plan is based on the number of plan years that it takes to achieve the performance target as described below:

Time to Achieve Performance Target After Effective Date	LTI Payout Pool
On or before May 1, 2011	$20 Million
After May 1, 2011 and on or before May 1, 2012	$16.6 Million
After May 1, 2012 and on or before May 1, 2013	$13.3 Million
After May 1, 2013 and on or before May 1, 2014	$ 10 Million
After May 1, 2014	$ 0

The compensation payable to a participant in the Plan will be a percentage of the overall pool amount for the Plan as a whole. The Plan provides that Mr. Arzbaecher’s share of the pool amount under the plan is 50% and the respective percentage of each of Messrs. Blackmore, Goldstein and Lampereur is 16.66%. No payment will be made if the performance target is not achieved during the performance measurement period. In addition, a participant’s share of the pay out pool may not be increased, including as a result of the reduction of any other participant’s payment.

If the performance target is achieved during the performance measurement period each participant who is both employed by the Company (i) on the date the performance target is achieved and (ii) on May 1, 2011 shall be entitled to receive a long term incentive payment under the Plan. Awards earned under the Plan will be paid following the later of (i) the date the performance target is achieved during the performance measurement period or (ii) May 1, 2011 (the fifth anniversary of the effective date of the Plan).

A participant must be employed by the Company on the payment date to receive his percentage of the payout pool unless the performance target is achieved while the participant is an employee and the participant’s employment is terminated by the Company without cause or by death. In such cases a participant will be eligible to receive an award on the date that awards are paid to other plan participants. A participant’s right to any long term incentive payment under the Plan shall be immediately forfeited in the event that the participant voluntarily terminates employment or is terminated for cause.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.25  Long Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION

Date: July 12, 2006
/s/ Andrew G. Lampereur
	Name:	Andrew G. Lampereur
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.25	Long Term Incentive Plan